Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES 2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contact: Michael Ostrach Vice President and Chief Business Officer 510-665-7257 mostrach@dynavax.com

DYNAVAX’S EUROPEAN MANUFACTURING FACILITY APPROVED FOR COMMERCIAL PRODUCTION OF

HEPLISAV HEPATITIS B SURFACE ANTIGEN

Berkeley, CA and Düsseldorf, Germany– December 8, 2009 – Dynavax Technologies Corporation (Nasdaq: DVAX) announced today that its GMP manufacturing facility in Düsseldorf, Germany has been approved for the commercial production of hepatitis B surface antigen, a key component of HEPLISAVTM, the Company’s investigational adult hepatitis B vaccine. The approval comes as a result of an upgrade expanding production capacity. With an updated European Union GMP manufacturing license in place, Dynavax can meet the initial commercial production demands for the anticipated launch of HEPLISAV.

Dynavax’s German subsidiary Rhein Biotech has manufactured the hepatitis B surface antigen for HEPLISAV clinical trials in this facility since 2006. The facility upgrade also enhances integrated product development and manufacturing services Rhein Biotech provides to third party partners.

About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine. In a completed pivotal Phase 3 trial, HEPLISAV demonstrated increased, rapid protection with fewer doses than current licensed vaccines. Dynavax has worldwide commercial rights to HEPLISAV and is developing the vaccine for large, high-value populations that are less responsive to current licensed vaccines, including individuals with chronic kidney disease. HEPLISAV combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist known as ISS to enhance the immune response.

About Hepatitis B Vaccines

Currently available hepatitis B vaccines require three doses over six months to achieve full immunogenicity in healthy patient populations. Because compliance with this vaccine regimen is low, new vaccines are needed to provide increased protection in a shorter timeframe. Furthermore, currently available vaccines do not fully address the needs of several patient populations, including those with chronic kidney disease, HIV or chronic liver disease. In particular, patients with comprised immune systems require both rapid and enhanced protection, either because they are less responsive to conventional vaccine regimens or because they are at high risk of infection.

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DYNAVAX’S EUROPEAN MANUFACTURING FACILITY APPROVED FOR COMMERCIAL PRODUCTION OF HEPLISAV HEPATITIS B SURFACE ANTIGEN

December 8, 2009 Page 2 of 2

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company’s lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine designed to provide more rapid and increased protection with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

About Dynavax Europe (Rhein Biotech GmbH)

Headquartered in Düsseldorf, Germany Dynavax’s fully-owned subsidiary Rhein Biotech manufactures hepatitis B surface antigen for HEPLISAV. With 20 years in business, Rhein Biotech also provides integrated product development services to enable its partners to bring products to market. For more information visit www.rheinbiotech.de.

Forward Looking Statements

This press release contains “forward-looking statements” that are subject to a number of risks and uncertainties. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and approval of HEPLISAV can occur in a timely manner or without significant additional studies or difficulties or delays in development, whether the studies can support registration for commercialization of HEPLISAV, the potential size and value of the chronic kidney disease market addressable with HEPLISAV, the commercial potential for HEPLISAV, and the Company's ability to obtain additional financing to support the development and commercialization of HEPLISAV and its other operations, possible claims against the Company based on the patent rights of others; and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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